                                                                     EXHIBIT 2.4

                            SHARE EXCHANGE AGREEMENT



                  MEMORANDUM OF AGREEMENT made as of July 24, 1998.

                  A M O N G:

                  NOBLE INTERNATIONAL, LTD.,
                  a corporation existing under the
                  laws of the State of Michigan,

                  (hereinafter referred to as "Parent"),


                  - and -

                  NOBLE CANADA HOLDINGS, LIMITED,
                  a corporation existing under the laws of the Province of Nova Scotia, Canada,

                  (hereinafter referred to as "Holdings"),

                  - and -

                  NOBLE CANADA, INC.,
                  a corporation existing under the laws of the Province of Ontario, Canada,

                  (hereinafter referred to as "Corporation"),


                  - and -

                  WRAYTER INVESTMENTS INC.,
                  a corporation existing under the laws of the Province of Ontario, Canada,

                  (hereinafter referred to as "Seller").

         WHEREAS pursuant to a certain stock purchase agreement dated as of July 24, 1998 ("Purchase Agreement") among TIERCON HOLDINGS INC., Parent, Seller and the Corporation, Seller agreed to sell to the Corporation, and the Corporation agreed to purchase from Seller, all of the outstanding shares in the capital of Target in consideration for the issuance by the Corporation to the Seller of 80,000 Class T Exchangeable Non-Voting Preferred Shares of the Corporation ("Exchangeable Shares");

         AND WHEREAS the parties to the Purchase Agreement agreed that at the Closing (as defined in the Purchase Agreement), Parent, the Corporation and Seller would execute and deliver a


                   Share Exchange Agreement (Tiercon), Page 1 share exchange agreement in substantially the form set forth in Exhibit A to the Purchase Agreement;

         NOW THEREFORE in consideration of the respective covenants and agreements provided in this Agreement and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto agree as follows:


                                    ARTICLE 1
                         DEFINITIONS AND INTERPRETATION

         1.1 DEFINITIONS. In this Agreement, the following terms shall have the following meanings:

"AFFILIATE" of any Person means any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlling", "controlled by" and "under common control with"), as applied to any Person, means the possession by another Person, directly or indirectly, of the power to direct or cause the direction of the management and policies of that first mentioned Person, whether through the ownership of voting securities, by contract or otherwise.

"AMEX" means the American Stock Exchange.

"BOARD OF DIRECTORS" means the Board of Directors of the Corporation.

"BUSINESS DAY" means any day other than a Saturday, a Sunday or a legal holiday on which banks are not open for business in Toronto, Ontario or Detroit, Michigan.

"CALL RIGHTS" means collectively the Liquidation Call Right, the Retraction Call Right and the Redemption Call Right.

"CURRENT MARKET PRICE" has the meaning ascribed thereto in the Exchangeable Share Provisions.

"DEFAULT EVENT" means any failure of the Corporation to perform any of its obligations pursuant to the Exchangeable Share Provisions including, without limitation, its obligation to redeem any Retracted Shares as a result of the operation of section 4.5 of the Exchangeable Share Provisions.

"EXCHANGE RIGHT" has the meaning ascribed thereto in section 2.1 hereof.

"EXCHANGEABLE SHARE PROVISIONS" means the rights, privileges, restrictions and conditions set forth in the provisions attaching to the Exchangeable Shares.

"EXCHANGEABLE SHARES" has the meaning ascribed thereto in the recitals hereto.



                   Share Exchange Agreement (Tiercon), Page 2

"HOLDERS" means the registered holders from time to time of Exchangeable Shares including, without limitation, the Seller, but excluding Parent and its Affiliates.

"LIEN" means any lien, pledge, adverse claim, security interest, mortgage, restriction, claim, charge or other encumbrance of any kind or nature whatsoever.

"LIQUIDATION CALL RIGHT" has the meaning ascribed thereto in the Exchangeable Share Provisions.

"OBCA" means the Ontario Business Corporations Act, as amended.

"OFFICER'S CERTIFICATE" means, with respect to Parent, Holdings or the Corporation, as the case may be, a certificate signed by any one of the Chairman of the Board, the President, any Vice-President or any other senior officer of such Company, as the case may be.

"PARENT SHARES" means the shares of common stock, no par value, in the capital of Parent.

"PERSON" includes an individual, partnership, corporation, company, unincorporated syndicate or organization, trust, trustee, executor, administrator and other legal representative.

"PURCHASE AGREEMENT" has the meaning ascribed thereto in the recitals hereto.

"REDEMPTION CALL RIGHT" has the meaning ascribed thereto in the Exchangeable Share Provisions.

"RETRACTED SHARES" has the meaning ascribed thereto in section 2.6 hereof.

"RETRACTION CALL RIGHT" has the meaning ascribed thereto in the Exchangeable Share Provisions.

"SUPPORT AGREEMENT" means the support agreement made as of even date herewith among the Corporation, Holdings and Parent.

         1.2 INTERPRETATION NOT AFFECTED BY HEADINGS, ETC. The division of this Agreement into articles, sections and paragraphs and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

         1.3 NUMBER, GENDER, ETC. In this Agreement, words importing the singular number only shall include the plural and vice versa, and words importing the use of any gender shall include all genders.

         1.4 DATE FOR ANY ACTION. If any date on which any action is required to be taken under this Agreement is not a Business Day, such action shall be required to be taken on the next succeeding Business Day.

         1.5 WITHHOLDING OF TAX. All amounts required to be paid, deposited or delivered hereunder shall be paid, deposited or delivered after deduction of any amount required by applicable law to be deducted or withheld on account of tax and the deduction of such amounts and


                   Share Exchange Agreement (Tiercon), Page 3 remittance to the applicable tax authorities shall, to the extent thereof, satisfy such requirement to pay, deposit or deliver hereunder.

                                    ARTICLE 2
                    EXCHANGE RIGHT AND EARLY EXCHANGE RIGHTS

         2.1 GRANT AND OWNERSHIP OF THE EXCHANGE RIGHT. Parent hereby grants to the Holders the right (the "Exchange Right"), upon the occurrence and during the continuance of a Default Event, to require Parent to purchase from each Holder all or any part of the Exchangeable Shares held by such Holder, all in accordance with the provisions of this Agreement. Parent hereby acknowledges receipt from the Holders of good and valuable consideration (and the adequacy thereof) for the grant of the Exchange Right by Parent to the Holders.

         2.2 LEGENDED SHARE CERTIFICATES. The Corporation shall cause each certificate representing Exchangeable Shares to bear an appropriate legend notifying the Holders of the right to exercise the Exchange Right in respect of the Exchangeable Shares held by a Holder.

         2.3 PURCHASE PRICE. The purchase price payable by Parent for each Exchangeable Share to be purchased by Parent under the Exchange Right shall be an amount per share equal to the Current Market Price, determined on the date the Exchange Right is exercised pursuant to section 2.4 (the "Exchange Date"), which shall be satisfied in full by the Corporation causing to be delivered to each Holder one Parent Share, or, at a Holder's election, US $11.50 in cash ("Cash Compensation"); provided that, in the event that a Holder elects to receive Cash Compensation in lieu of all or part of the Parent Shares to which such Holder is entitled pursuant to this section, Corporation may elect, at its sole discretion, to cause to be delivered to such Holder for each Exchangeable Share one Parent Share instead of the Cash Compensation elected by such Holder.

         2.4 EXERCISE OF THE EXCHANGE RIGHT. Subject to the terms and conditions herein set forth, a Holder shall be entitled, upon the occurrence and during the continuance of a Default Event, to exercise the Exchange Right with respect to all or any part of the Exchangeable Shares registered in the name of such Holder on the books of the Corporation. To exercise the Exchange Right, the Holder shall deliver to Parent, in person, by courier or by certified or registered mail, at its principal office or at such other place as Parent may from time to time designate by written notice to the Holders, the certificates representing the Exchangeable Shares that such Holder desires Parent to purchase pursuant to the Exchange Right, duly endorsed in blank, and accompanied by such other documents and instruments as Parent may reasonably require together with:

                  (a) a duly completed form of notice of exercise of the Exchange Right, contained on the reverse of or attached to the Exchangeable Share certificates, stating (i) that the Holder thereby exercises the Exchange Right so as to require Parent to purchase from the Holder the number of Exchangeable Shares specified therein, (ii) that such Holder has good title to and owns all such Exchangeable Shares to be acquired by Parent free and clear of all Liens, (iii) the names in which the certificates representing Parent Shares issuable in connection with the exercise of the Exchange Right are to be issued, and (iv) the names and addresses of the Persons to whom such new certificates should be delivered;



                   Share Exchange Agreement (Tiercon), Page 4

                  (b) payment (or evidence satisfactory to Parent of payment) of the taxes (if any) payable as contemplated by section 2.7 hereof; and

                  (c) a certificate or certificates of such Holder satisfactory to Parent attesting to such Holder's accredited investor status and investment intent.

         If only a part of the Exchangeable Shares represented by any certificate or certificates delivered to Parent are to be purchased by Parent under the Exchange Right, a new certificate for the balance of such Exchangeable Shares shall be issued to the Holder at the expense of the Corporation.

         2.5 DELIVERY OF PARENT SHARES: EFFECT OF EXERCISE. Promptly after receipt of the certificates, duly endorsed in blank, representing the Exchangeable Shares in respect of which the Exchange Right was exercised pursuant to section 2.4 hereof (together with such documents and instruments of transfer and a duly completed form of notice of exercise of the Exchange Right (and payment of taxes, if any, or evidence thereof in accordance with section
2.4 hereof)), Parent shall notify the Corporation of its receipt of the same and, subject to section 1.5, Parent shall promptly thereafter deliver or cause to be delivered to the Holder of such Exchangeable Shares (or to such other Persons, if any, properly designated by such Holder) (i) the certificates for the number of Parent Shares issuable in connection with the exercise of the Exchange Right, which shares shall be duly issued as fully paid and non-assessable and shall be free and clear of any Liens placed thereon by Parent or the Corporation, if applicable, or (ii) the corresponding Cash Compensation, as provided in this Agreement. Immediately upon the exercise of the Exchange Right, as provided in section 2.4 hereof, the closing of the transaction of purchase and sale contemplated by the Exchange Right shall be deemed to have occurred, and the Holder of such Exchangeable Shares shall be deemed to have transferred to Parent all of its right, title and interest in and to such Exchangeable Shares free and clear of all Liens and shall cease to be a holder of such Exchangeable Shares and shall not be entitled to exercise any of the rights of a holder in respect thereof, other than the right to receive the purchase price therefor, unless the requisite number of Parent Shares or Cash Compensation, as the case may be, is not allotted, issued and/or delivered by Parent to such Holder (or to such other Persons, if any, properly designated by such Holder) within five Business Days of the Exchange Date, in which case the rights of the Holder shall remain unaffected until such Parent Shares or Cash Compensation are so allotted, issued and/or delivered by Parent and any such cheque or property is so delivered and paid. Concurrently with such Holder ceasing to be a holder of Exchangeable Shares, the Holder shall be considered and deemed for all purposes to be a holder of Parent Shares delivered to such Holder, if any, pursuant to the Exchange Right. The Board of Directors shall sanction or approve any transfer of Exchangeable Shares made pursuant to an exercise of the Exchange Right pursuant to the provisions hereof and such sanction or approval shall be effective as at the closing of the transaction of purchase and sale of Exchangeable Shares as provided in this section 2.5.

         2.6 STAMP OR OTHER TRANSFER TAXES. Upon any sale of Exchangeable Shares to Parent pursuant to the Exchange Right, the share certificate or certificates representing Parent Shares to be delivered in connection with the payment of the purchase price therefor shall be issued in the name of the Holder of the Exchangeable Shares so sold or in such names as such Holder may otherwise


                   Share Exchange Agreement (Tiercon), Page 5 direct in writing without charge to the Holder, provided, however, that such Holder (a) shall pay (and neither Parent nor the Corporation shall be required to pay) any documentary, stamp, transfer or other similar taxes that may be payable in respect of any transfer involved in the issuance or delivery of such shares to a Person other than such Holder or (b) shall establish to the satisfaction of Parent and the Corporation that such taxes, if any, have been paid.

         2.7 NOTICE OF DEFAULT EVENT. Immediately upon the occurrence of a Default Event, the Corporation and Parent shall give written notice thereof to the Holders. Such notice shall describe the event that has occurred and shall specify that, pursuant to this Agreement, the Holders are currently entitled, or may become entitled at a later date, to exercise the Exchange Right.

         2.8 QUALIFICATION OF PARENT SHARES. Parent shall use all reasonable efforts to obtain all orders required from the applicable Canadian securities authorities to permit the issuance of the Parent Shares upon any exchange of the Exchangeable Shares for Parent Shares without registration or qualification with, or approval of, or the filing of any document including any prospectus or similar document, or the taking of any proceeding with, or the obtaining of any order, ruling or consent from, any governmental or regulatory authority under any Canadian federal or provincial law or regulation or pursuant to the rules and regulations of any regulatory authority in Canada or the fulfilment of any other legal requirement before such Parent Shares may be issued and delivered by the Corporation or Parent to the holder thereof.

                                    ARTICLE 3
                     AMENDMENTS AND SUPPLEMENTAL AGREEMENTS

         3.1 AMENDMENTS, MODIFICATIONS, ETC. Except as provided for in section
3.2 hereof, this Agreement may not be amended or modified except by an agreement in writing executed by the Corporation, Holdings, Parent and the Holder. Any amendment or modification of this Agreement by the Corporation, Holdings, Parent and the Holder shall bind the Holder, and the Corporation, Holdings, Parent and the Holder shall be entitled to rely on such amendment or modification for all purposes.

         3.2 CHANGES IN THE CAPITAL OF PARENT OR THE CORPORATION. Notwithstanding section 3.1 hereof, at all times after the occurrence of any Capital Reorganization (as such term is defined in the Exchangeable Share Provisions), this Agreement shall forthwith be deemed to have been amended and modified as necessary in order that it shall apply with full force and effect to all new securities into which Parent Shares or the Exchangeable Shares or both are so changed and the parties hereto shall execute and deliver an agreement giving effect to and evidencing such necessary amendments and modifications.

                                    ARTICLE 4
                        TRANSFERS OF EXCHANGEABLE SHARES

         4.1 APPROVAL OF THE BOARD OF DIRECTORS. Except for any transfers of Exchangeable Shares to Parent or any of its Affiliates pursuant to the provisions hereof or the Exchangeable Share Provisions, the Holder shall not be entitled to transfer any Exchangeable Shares except as explicitly


                   Share Exchange Agreement (Tiercon), Page 6 permitted pursuant to the articles of incorporation of the Corporation. Parent and the Board of Directors shall not sanction any transfer of Exchangeable Shares (other than to Parent or any of its Affiliates pursuant to the provisions hereof or the Exchangeable Share Provisions) unless, as a condition precedent to any such transfer of Exchangeable Shares, the transferee, if it is not a party to this Agreement, executes and delivers an agreement in form and containing terms satisfactory to Parent and the Corporation, acting reasonably, whereby the transferee shall become a party hereto and shall agree to be bound by the provisions hereof as if the transferee was an original party hereto, and thereupon the transferee shall have the same rights, and shall be subject to the same obligations, as the transferor hereunder.


                                    ARTICLE 5
              PARENT DISCLOSURE MATERIALS TO BE PROVIDED TO HOLDER

         5.1 DISCLOSURE MATERIALS TO BE SENT BY PARENT TO THE HOLDER. Parent covenants and agrees with the Holder to send to the Holder at the address of such Holder set forth in section 7.3 hereof (or, in the absence of such an address, at the address of the Holder as shown at the relevant time on the register of Holders maintained by the Corporation or otherwise to such address that may be communicated by such Holder to Parent) all materials that Parent is required, pursuant to the provisions of the United States Securities Exchange Act of 1934, as amended, to send from time to time during the term of this Agreement to holders of Parent Shares resident in the United States including, without limitation, copies of its annual reports and all proxy solicitation materials. Upon the request of the Holder, Parent shall send to the Holder a copy of its quarterly reports.

                                    ARTICLE 6
                                   TERMINATION

         6.1 TERM.

                  (a) This Agreement, including the Exchange Right, shall come into force and effect as at and from the date hereof and shall remain in force and effect until the earliest to occur of the following events, at which time this Agreement shall terminate:

                           (i) no outstanding Exchangeable Shares are held by
                  the Holder;

                           (ii) the Holder, the Corporation, Holdings and Parent
                  agree in writing to terminate this Agreement; or

                           (iii) July 24, 2001.

                  (b) Notwithstanding anything herein to the contrary, the provisions of this Agreement shall no longer be applicable to any Person (including, without limitation, any Seller) that ceases to be a registered holder of Exchangeable Shares and such Person shall, upon ceasing to be a registered holder of Exchangeable Shares, be deemed to have ceased to be a party to this Agreement until, if applicable, such time as such Person subsequently


                   Share Exchange Agreement (Tiercon), Page 7 becomes a party to this Agreement by executing an agreement referred to in section 4.1 hereof.

                                    ARTICLE 7
                                     GENERAL

         7.1 SEVERABILITY. If any provision of this Agreement is held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remainder of this Agreement shall not in any way be affected or impaired thereby and this Agreement shall be carried out as nearly as possible in accordance with its original terms and conditions; provided, however, that if the provision or provisions so held to be invalid, in the reasonable judgment of the parties, is or are so fundamental to the intent of the parties and the operation of this Agreement that the enforcement of the other provisions hereof, in the absence of such invalid provision or provisions, would damage irreparably the intent of the parties in entering into this Agreement, the parties shall agree (i) to terminate this Agreement, or (ii) to amend or otherwise modify this Agreement so as to carry out the intent and purposes hereof and the transactions contemplated hereby.

         7.2 BINDING AGREEMENT. Subject to the provisions of Article 7 hereof, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns and, where applicable, their respective heirs and personal representatives.

         7.3 NOTICES TO PARTIES. All notices and other communications between the parties hereunder shall be in writing and shall be deemed to have been given if delivered personally or by overnight or registered mail to the parties at the following addresses (or at such other address for such party as shall be specified in like notice):

                  (a)      if to Parent at:

                           Noble International, Ltd.
                           33 Bloomfield Hills Parkway, Suite 155
                           Bloomfield Hills, Michigan 48304
                           Fax:     (248) 594-9501
                           Attention:       Robert J. Skandalaris and
                                            Michael C. Azar

                   (b)     if to Holdings at:

                           Noble Canada Holdings, Ltd.
                           c/o Nicholas Leblovic
                           Davies, Ward & Beck
                           1 First Canadian Place, 44th Floor
                           Toronto, Ontario M5X 1B1
                           Fax: (416) 863-0871
                           With a copy to:


                   Share Exchange Agreement (Tiercon), Page 8

                           Noble International, Inc.
                           33 Bloomfield Hills Parkway, Suite 155
                           Bloomfield Hills, Michigan 48304
                           Fax: (248) 594-9501
                           Attention:       Robert J. Skandalaris and
                                            Michael C. Azar

                  (c)      if to the Corporation at:

                           Noble Canada, Inc.
                           c/o Nicholas Leblovic
                           Davies, Ward & Beck
                           1 First Canadian Place, 44th Floor
                           Toronto, Ontario M5X 1B1
                           Fax: (416) 863-0871

                           With a copy to:

                           Noble International, Ltd.
                           33 Bloomfield Hills Parkway, Suite 155
                           Bloomfield Hills, Michigan  48304
                           Attn:    Robert Skandalaris and Michael Azar

       and in all of the above cases, with required additional copies to:

                           Jaffe, Raitt, Heuer & Weiss, Professional Corporation One Woodward Avenue, Suite 2400
                           Detroit, Michigan 48226
                           Fax: (313) 961-8358
                           Attention:       Peter Sugar

                           and

                           Davies, Ward & Beck
                           1 First Canadian Place, 44th Floor
                           Toronto, Ontario M5X 1B1
                           Fax: (416) 863-0871
                           Attention:       Nicholas Leblovic

                  (d)      if to Seller:

                           Wrayter Investments, Inc.
                           c/o R. Douglas S. Hunter
                           Gowling, Strathy & Henderson
                           Commerce Court West, Ste. 4900
                           Toronto, Ontario M5L 1J3



                   Share Exchange Agreement (Tiercon), Page 9

         Any notice or other communication given personally shall be deemed to have been given and received upon delivery thereof unless such day is not a Business Day or unless such notice or communication was not given during the normal business hours of the recipient on such day in which case it shall be deemed to have been given and received upon the immediately following Business Day.

         7.4 RISK OF PAYMENTS BY POST. Whenever payments are to be made or documents are to be sent to any party, the making of such payment or sending of such document sent through the post shall be at the risk of the party making the payment or sending the document.

         7.5 COUNTERPARTS. This Agreement and any amendments or supplements thereto may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

         7.6 JURISDICTION. This Agreement shall be construed and enforced in accordance with the laws of the State of Michigan applicable therein.

         7.7 ATTORNMENT. Any action brought against Parent or any of its Subsidiaries shall be brought exclusively in the Michigan or U.S. Federal Courts located closest to Bloomfield Hills, Michigan.


         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

PARENT                                      CORPORATION

NOBLE INTERNATIONAL, LTD.                   NOBLE CANADA, INC.


by ___________________________C.S.          by ___________________________C.S.
     Name:                                     Name:
     Title:                                    Title:


SELLER                                               HOLDINGS

WRAYTER INVESTMENTS INC.                    NOBLE CANADA HOLDINGS, LTD.


by ___________________________C.S.          by ___________________________C.S.
     Name:                                     Name:
     Title:                                    Title:


                  Share Exchange Agreement (Tiercon), Page 10